Exhibit 10.1
JPMORGAN CHASE & CO. LONG-TERM INCENTIVE PLAN
TERMS AND CONDITIONS OF JUNE 24, 2026
RETENTION AND CONTINUITY RESTRICTED STOCK UNIT AWARD

Award Agreement
These terms and conditions are made part of the Award Agreement dated as of June 24, 2026 (“Grant Date”) awarding Retention and Continuity Restricted Stock Units (“RSUs”) pursuant to the terms of the JPMorgan Chase & Co. Long-Term Incentive Plan (“Plan”). To the extent the terms of the Award Agreement (all references to which will include these terms and conditions) conflict with the Plan, the Plan will govern. The Award Agreement, the Plan and Prospectus supersede any other agreement, whether written or oral, that may have been entered into by the Firm and you relating to this award.
This award was granted on the Grant Date subject to the Award Agreement and Plan. Unless you decline by the deadline and in the manner specified in the Award Agreement, you will have agreed to be bound by these terms and conditions, effective as of the Grant Date. If you decline the award, it will be cancelled as of the Grant Date.
Capitalized terms that are not defined in “Definitions” below or elsewhere in the Award Agreement will have the same meaning as set forth in the Plan.
JPMorgan Chase & Co. will be referred to throughout the Award Agreement as “JPMorganChase”, and together with its subsidiaries as the “Firm”.
Form and Purpose of Award
Each RSU represents a non-transferable right to receive one share of Common Stock as of the applicable vesting date as set forth in your Award Agreement.
The purpose of this award is to motivate your future performance for services to be provided during the vesting period and to align your interests with those of the Firm and its shareholders, by preserving a qualified pool of internal CEO candidates and maintaining key Operating Committee continuity through any leadership transition.
Dividend Equivalents
If dividends are paid on Common Stock while RSUs under this award are outstanding, you will be paid an amount equal to the dividend paid on one share of Common Stock, multiplied by the number of RSUs outstanding under this award as of the dividend record date.
Vesting Period
The period from the Grant Date to the vesting date is the “Vesting Period” (see subsections captioned “Amendment” pursuant to which the Firm may extend the vesting period and “No Ownership Rights/Other Limitations” pursuant to which the Firm may place restrictions on delivered shares of Common Stock following a vesting date).
Performance Condition
Vesting of this award is subject to the achievement of three-year average Firm Reported ROTCE (expressed as a decimal rounded to the nearest hundredth) of no less than 12% for calendar years 2026, 2027 and 2028.
See the definition of “Firm Reported ROTCE” as set forth in the “Definitions” section of these terms and conditions. All performance-based calculations as set forth herein are binding and conclusive on you and your successors.
Holding Requirement
If your award vests as set forth in your Award Agreement, you shall be entitled to be issued a number of shares of Common Stock equal to the number of RSUs vesting on such date, less the number of Common Stock withheld to satisfy applicable tax obligations. The net number of shares issued to you will be held in an account in your name with restrictions preventing you from transferring, assigning, hedging, selling, pledging, or otherwise encumbering such shares for a two-year period commencing as of the vesting date and ending as of the second anniversary of the vesting date. Such restrictions shall only lapse, prior to the expiration of the two-year holding period, in the event of your death. See section captioned, “Death”.
Protection-Based Vesting
This award is intended and expected to vest on the third anniversary of the Grant Date, provided that you are continuously employed by the Firm through such vesting date, or you meet the requirements for continued vesting described under the subsection “Disability”. However, vesting and the number of RSUs in which you vest are subject to these terms and conditions (including, but not limited to, the section captioned “Remedies” and the following protection-based vesting provision).
Up to a total of fifty percent of your award that would otherwise be distributable to you during the vesting period (“At Risk RSUs”) may be cancelled if the Chief Executive Officer of JPMorganChase (“CEO”) determines in his or her sole discretion that cancellation of all or portion of the At Risk RSUs is appropriate in light of any one or a combination of the following factors:
•Your performance in relation to the priorities for your position, or the Firm’s performance in relation to the priorities for which you share responsibility as a member of the Operating Committee, have been unsatisfactory for a sustained period of time. Among the factors the CEO may consider in assessing performance are net income, total net revenue, return on equity, earnings per share and capital ratios of the Firm, both on an absolute basis and, as appropriate, relative to peer firms.
•For any calendar year ending during the vesting period, JPMorganChase’s annual pre-tax pre-provision income at the Firm level is negative.
•Awards granted to participants in a Line of Business for which you exercise, or during the vesting period exercised, direct or indirect responsibility, were in whole or in part cancelled because the Line of Business did not meet its annual Line of Business Financial Threshold.
In the event that your employment terminates due to “Disability” thereby entitling you to continued vesting in your award, the cancellation circumstances described above will continue to apply to your At Risk RSUs.
Any determination above with respect to protection-based vesting provisions is subject to ratification by the Compensation & Management Development Committee of the Board of Directors of JPMorganChase (“Committee”). In the case of an award to any current or former CEO, all such determinations shall be made by the Committee and ratified by the Board.
Bonus Recoupment
In consideration of the grant of this award, you agree that you are subject to the JPMorganChase Bonus Recoupment Policy (or successor policy) as in effect from time to time as it applies to this award. You can access this policy as currently in effect by clicking the following link to the JPMorgan Chase & Co. Corporate Governance Principles web page and scrolling to the Bonus Recoupment Policy located under the section titled “Other Matters”:
https://about.jpmorganchase.com/about/governance/corporate-governance-principles
For the avoidance of doubt, nothing in these terms and conditions in any way limits the rights of the Firm under the JPMorganChase Bonus Recoupment Policy (or successor policy).
Termination of Employment
Except as explicitly set forth below under the subsection captioned “Disability” or under the section captioned “Death”, any RSUs outstanding under this award will be cancelled effective on the date your employment with the Firm terminates for any reason.
Subject to these terms and conditions (including, but not limited to, sections captioned “Performance Condition”, “Protection-Based Vesting”, “Bonus Recoupment”, “Your Obligations” and “Remedies”), you will be eligible to continue to vest (as you otherwise would vest if you were still employed by JPMorganChase) with respect to your award in accordance with its terms and conditions following the termination of your employment if the following circumstance applies to you:
•Disability
In the event that
•your employment with the Firm terminates because (i) you are unable to return to work while you are receiving benefits under the JPMorganChase Long Term Disability Plan, or for non-U.S. employees, under the equivalent JPMorganChase sponsored local country plan (in either case, “LTD Plan”), or (ii) if you are not covered by a LTD Plan, you are unable to return to work due to a long-term disability that would qualify for benefits under the applicable LTD Plan, as determined by the Firm or a third-party designated by the Firm; provided that you (x) request in writing continued vesting due to such disability within 30 days of the date your employment terminates, and (y) provide any requested supporting documentation and (z) receive the Firm’s written consent to such treatment, and
•you satisfied the Release/Certification Requirements set forth below.
Release / Certification
To qualify for continued vesting after termination of your employment under the foregoing circumstance:

•you must timely execute and deliver a release of claims in favor of the Firm, having such form and terms as the Firm shall specify,
•you must satisfy the notice and documentation described above and receive written consent to such continued vesting, and
•otherwise complied with all other terms of the Award Agreement. (See section captioned “Your Obligations”.)
Death
If you die while you are eligible to vest in RSUs under this award, the RSUs will immediately vest and will be distributed in shares of Common Stock (after applicable tax withholding) to your designated beneficiary on file with the Firm’s Stock Administration Department, or if no beneficiary has been designated or survives you or if beneficiary designation is not recognized locally, then to your estate unless otherwise required by local legislation. In the case of death, the “Performance Condition” will no longer apply.
Any shares will be distributed no later than the end of the calendar year immediately following the calendar year which contains your date of death; however, our administrative practice is to register such shares in the name of your beneficiary or estate within 60 days of the Firm’s receipt of any required documentation.
Your Obligations
In consideration of the grant of this award, you agree to comply with and be bound by the obligations set forth below next to the subsections captioned “Non-Solicitation”, "Confidentiality", “False Statements”, “Cooperation”, “Compliance with Award Agreement” and “Notice Period.”
•Non-Solicitation
During your employment by the Firm and for the longer of the (i) one year period following the termination of your employment or, (ii) if your award is not cancelled as of your termination date, the three year period from Grant Date, you will not directly or indirectly, whether on your own behalf or on behalf of any other party, without the prior written consent of the Director of Human Resources: (A) solicit any of the Firm’s then current employees to leave the Firm unless such current employee has received official, written notice that his or her employment will be terminated due to job elimination, (B) hire anyone who was employed by the Firm at the date your employment terminated, unless the individual’s employment terminated because his or her job was eliminated, or the individual has not been employed by the Firm for at least six months, (C) solicit, attempt to divert from doing business with the Firm, or otherwise interfere with the relationship between the Firm or any current Firm customers, suppliers or other persons or entities that were you serviced or whose names became known to you by virtue of your employment with the Firm, to the maximum extent allowed under applicable law. This does not apply to publicly known institutional customers that you service after your employment with the Firm without the use of the Firm’s confidential or proprietary information.
For Employees with a Work Location in California, the restrictions of this Non-Solicitation provision shall not apply to you. These restrictions do not apply to authorized actions you take in the normal course of your employment with the Firm, such as employment decisions with respect to employees you supervise or business referrals in accordance with the Firm’s policies.
•Confidentiality
You agree that, as a condition of this Award Agreement, you may not disclose “Confidential Information” to competitors, subsequent employers, or other third-party organizations or individuals either during or after employment with the Firm and you may not use Confidential Information for your own benefit or for the benefit of any third party either during or after employment with the Firm. “Confidential Information” includes without limitation information about the Firm’s compensation practices; customer lists; customer names and addresses that are not generally publicly available and which only become known to you by virtue of your employment with the Firm, or which do not otherwise fall within the exceptions at the end of this paragraph; other information about the Firm’s operations or customers that is not generally known or available to the public, or which does not otherwise fall within the exceptions at the end of this paragraph; and any other information designated as Confidential Information in any other in-force agreement or policy between you and the Firm. Nothing herein limits your ability to provide information to a legislative or regulatory body, law enforcement or a self-regulatory organization, or attorney or a court of law under seal. Further, the definition of Confidential Information does not include policies, procedures, or personnel information relating to the terms and conditions of your employment or your wages and is not intended to limit or restrict your rights pursuant to Section 7 of the National Labor Relations Act (NLRA) and/or applicable state labor laws. This definition of Confidential Information also does not include the information that you can demonstrate: (i) was already in your possession or known to you prior to the commencement of your employment with the Firm; (ii) is or has become part of the public domain or otherwise generally available to the public through means other than an improper disclosure by you; (iii) is or has become available to you from sources other than the Firm with the legal right to disclose and authorize the use of such information; (iv) has been independently developed by you without use of the Firm’s Confidential information; and/or (v) constitutes your general knowledge, skill, and experience. Notwithstanding anything in this Paragraph, any information that is required to be maintained as confidential or private pursuant to any federal, state, local, administrative, FINRA, or other law, statute, rule, or regulation shall be included within the definition of Confidential Information.
Nothing in this award precludes you from reporting to the Firm’s management or directors, the government, a regulator, a self-regulatory agency, your attorneys or a court, conduct you believe to be in violation of the law or concerns of any known or suspected Code of Conduct violation. It is also not intended to prevent you from responding truthfully to questions or requests from the government, a regulator or in a court of law.
If you are required by law or requested to provide information to any private party, including the news media, related to your or anyone else’s employment with the Firm, you will, in advance of providing any response (to the extent lawfully permitted), and within five days of receiving any such legal demand or request, provide written notice to the Firm. Additionally, you agree to cooperate with the Firm in connection with the request for such information to the extent lawfully permitted.
•False Statements
You will not, either during your employment with the Firm or thereafter, make any untrue statements, such that they are made with knowledge of their falsity or with reckless disregard for their truth or falsity, about the Firm, its employees, officers, directors or shareholders as a group in verbal, written, electronic or any other form. This shall not preclude you from reporting to the Firm’s management or directors regarding conduct you believe to be in violation of the law or from providing information to or cooperating with any government, regulator or law enforcement agency.
•Cooperation
You will cooperate with any Firm investigation, inquiry, or litigation, and provide full and accurate information to the Firm and its counsel with respect to any matter that relates to issues or events about which you may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable out-of-pocket expenses incurred by you. This Award Agreement does not restrict you from communicating with any federal, state, or local government, regulatory, or law enforcement agency or otherwise participating in any investigation or proceeding that may be conducted by any such agency, including providing documents or other information without notice to the Firm.
•Compliance with Award Agreement
You will provide the Firm with any information reasonably requested to determine compliance with the Award Agreement, and you authorize the Firm to disclose the terms of the Award Agreement to any third-party who might be affected thereby, including your prospective employer.
•Notice Period
If you are subject to a notice period or become subject to a notice period after the Grant Date, whether by contract or by policy, that requires you to provide advance written notice of your intention to terminate your employment (“Notice Period”), then as consideration for this award and continued employment, you will provide the Firm with the necessary advance written notice that applies to you, as specified by such contract or policy.
After receipt of your notice, the Firm may choose to have you continue to provide services during the applicable Notice Period or may place you on a paid leave for all or part of the applicable Notice Period. During the Notice Period, you shall continue to devote your full time and loyalty to the Firm by providing services in a cooperative and professional manner and not perform any services for any other employer and shall receive your base salary and certain benefits until your employment terminates. You and the Firm may mutually agree to waive or modify the length of the Notice Period.
Remedies
•Detrimental Conduct, Risk Related and Other Cancellation/Recapture
In addition to the cancellation provisions described under the sections captioned “Performance Condition”, “Protection-Based Vesting”, “Bonus Recoupment”, and “Termination of Employment”, up to 100% of your outstanding RSUs under this award may be cancelled if the Firm in its sole discretion determines that:
•Any of the following detrimental and risk-related conduct has occurred:
◦you engaged in conduct detrimental to the Firm insofar as it causes material financial or reputational harm to the Firm or its business activities, or
◦this award was based on materially inaccurate performance metrics, whether or not you were responsible for the inaccuracy, or
◦this award was based on a material misrepresentation by you, or

◦you improperly or with gross negligence failed to identify, raise or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities, or
◦your employment was terminated for Cause (see section captioned “Definitions” below) or, in the case of a determination after the termination of your employment, that your employment could have been terminated for Cause.
•you have failed to comply with any of the advance notice/cooperation requirements or employment restrictions applicable to your termination of employment, or
•you have failed to return the required forms specified under the section captioned “Release/Certification” by the specified deadline, or
•you have violated any of the provisions as set forth above in the section captioned “Your Obligations”.
To the extent provided under the subsection captioned “Amendment” below, JPMorganChase reserves the right to suspend vesting of this award and/or distribution of shares under this award, including, without limitation, during any period that JPMorganChase is evaluating whether this award is subject to cancellation and/or recovery and/or whether the conditions for distributions of shares under this award are satisfied. JPMorganChase is not responsible for any price fluctuations during any period of suspension and, if applicable, suspended units will be reinstated consistent with Plan administration procedures. See also subsection captioned “No Ownership Rights/Other Limitations”.
•Recovery
In addition, you may be required to pay the Firm up to an amount equal to the Fair Market Value (determined as of the applicable vesting date) of the gross number of shares of Common Stock previously distributed under this award as follows:
•Payment may be required with respect to any shares distributed within the three year period prior to a notice-of-recovery under this section, if the Firm in its sole discretion determines that:
◦you committed a fraudulent act, or engaged in knowing and willful misconduct related to your employment, or
◦you violated any of the provisions as set forth above in the section captioned “Your Obligations”.
•In addition, payment may be required with respect to any shares distributed within the one year period prior to notice-of-recovery under this section, if the Firm in its sole discretion determines appropriate as a result of the detrimental and risk-related conduct listed in the above “Detrimental Conduct, Risk Related and Other Cancellation/Recapture” subsection.
Notice-of-recovery under this subsection is a written (including electronic) notice from the Firm to you either requiring payment under this subsection or stating that JPMorganChase is evaluating requiring payment under this subsection. Without limiting the foregoing, notice-of-recovery will be deemed provided if the Firm makes a good faith attempt to provide written (including electronic) notice at your last known address maintained in the Firm’s employment records. For the avoidance of doubt, a notice-of-recovery that the Firm is evaluating requiring payment under this subsection shall preserve JPMorganChase’s rights to require payment as set forth above in all respects and the Firm shall be under no obligation to complete its evaluation other than as the Firm may determine in its sole discretion.
For purposes of this subsection, shares distributed under this award include shares withheld for tax purposes. However, it is the Firm’s intention that you only be required to pay the amounts under this subsection with respect to shares that are or may be retained by you following a determination of tax liability and that you will not be required to pay amounts with respect to shares representing irrevocable tax withholdings or tax payments previously made (whether by you or the Firm) that you will not be able to recover, recapture or reclaim (including as a tax credit, refund or other benefit). Accordingly, JPMorganChase will not require you to pay any amount that the Firm or its nominee in his or her sole discretion determines is represented by such withholdings or tax payments.
Payment may be made in shares of Common Stock or in cash. You agree that any repayment will be a lawful recovery under the terms and conditions of your Award Agreement and is not to be construed in any manner as a penalty.
Nothing in the section in any way limits your obligations under “Bonus Recoupment”.
•Right to an Injunction
You acknowledge that a violation or attempted violation of any of the provisions set forth in “Your Obligations” herein will cause immediate and irreparable damage to the Firm, and therefore agree that the Firm shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of any of the provisions set forth in “Your Obligations”; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Firm may have under law or equity.
Administrative Provisions
Withholding Taxes: As a result of legal and/or tax obligations the Firm, in its sole discretion, may (i) retain from each distribution the number of shares of Common Stock required to satisfy applicable tax obligations or (ii) implement any other desirable or necessary procedures, so that appropriate withholding and other taxes are paid to the competent authorities with respect to the vested shares, dividend equivalents and the award. This may include but is not limited to (i) a market sale of a number of such shares on your behalf substantially equal to the withholding or other taxes, (ii) to the extent required by law, withhold from cash compensation, an amount equal to any withholding obligation with respect to the award, shares that vest under this award, and/or dividend equivalents, and (iii) retaining shares that vest under this award or dividend equivalents until you pay any taxes associated with the award, vested shares and/or the dividend equivalents directly to the competent authorities.
Right to Set Off: Although the Firm expects to settle this award in share(s) of Common Stock as of the applicable vesting date, as set forth in your Award Agreement, the Firm may, to the maximum extent permitted by applicable law (including Section 409A of the Code to the extent it is applicable to you), retain for itself funds or the Common Stock resulting from any vesting of this award to satisfy any obligation or debt that you owe to the Firm. Notwithstanding any account agreement with the Firm to the contrary, the Firm will not recoup or recover any amount owed from any funds or unrestricted securities held in your name and maintained at the Firm pursuant to such account agreement to satisfy any obligation or debt owed by you under this award without your consent. This restriction on the Firm does not apply to accounts described and authorized in “No Ownership Rights/Other Limitations” described below.
No Ownership Rights/Other Limitations: RSUs do not convey the rights of ownership of Common Stock and do not carry voting rights. No shares of Common Stock will be issued to you until after the RSUs have vested. Shares will be issued in accordance with JPMorganChase’s procedures for issuing stock. By accepting this award, you authorize the Firm, in its sole discretion, to establish on your behalf a brokerage account in your name with the Firm or book-entry account with our stock plan administrator and/or transfer agent and deliver to that account any vested shares derived from the award. You also acknowledge that should there be a determination that the cancellation provisions of this award apply during the period when the vesting of any outstanding RSUs has been suspended, then you agree that such RSUs may be cancelled in whole or part. (See Sections captioned “Performance Condition”, “Protection-Based Vesting”, “Bonus Recoupment”, “Termination of Employment” and “Remedies”, as well as the subsection captioned “Amendment” permitting suspension of vesting.)
With respect to any applicable vesting date, JPMorganChase may impose for any reason, as of such vesting date for such period as it may specify in its sole discretion, such restrictions on the Common Stock to be issued to you as it may deem appropriate, including, but not limited to, restricting the sale, transfer, pledging, assignment, hedging or encumbrance of such shares of Common Stock. Such restrictions described in the last sentence shall not impact your right to vote or receive dividends with respect to the Common Stock. By accepting this award, you acknowledge that during such specified period should there be a determination that the recovery provisions of this award apply, then you agree that you may be required to pay the Firm up to an amount equal to the Fair Market Value (determined as of the applicable vesting date) of the gross number of shares subject to such restrictions (notwithstanding the limitation set forth in the “Right to Set Off” subsection above). (See Sections captioned “Bonus Recoupment” and “Remedies”.)
Binding Agreement: The Award Agreement will be binding upon any successor in interest to JPMorganChase, by merger or otherwise.
Not a Contract of Employment: Nothing contained in the Award Agreement constitutes a contract of employment or continued employment. Employment is “at-will” and may be terminated by either you or JPMorganChase for any reason at any time. This award does not confer any right or entitlement to, nor does the award impose any obligation on the Firm to provide, the same or any similar award in the future and its value is not compensation for purposes of determining severance.
Section 409A Compliance: To the extent that Section 409A of the Code is applicable to this award, distributions of shares and cash hereunder are intended to comply with Section 409A of the Code, and the Award Agreement, including these terms and conditions, shall be interpreted in a manner consistent with such intent.
Notwithstanding anything herein to the contrary, if you (i) are subject to taxation under the Code, (ii) are a specified employee as defined in the JPMorgan Chase & Co. 2005 Deferred Compensation Plan and (iii) have incurred a separation from service (as defined in that Plan with the exception of death) and if any units/shares under this award represent deferred compensation as defined in Section 409A and such shares are distributable (under the terms of this award) within six months following, and as a result of your separation from service, then those shares will be delivered to you during the first calendar month after the expiration of six full months from date of your separation from service. Further, if your award is not subject to a substantial risk of forfeiture as defined by regulations issued under Section 409A of the

Code, then the remainder of each calendar year immediately following (i) each applicable vesting date set forth in your Award Agreement shall be a payment date for purposes of distributing the vested portion of the award and (ii) each date that JPMorganChase specifies for payment of dividends declared on its Common Stock, shall be the payment date(s) for purposes of distributing dividend equivalent payments.
Change in Outstanding Shares: In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to stockholders of Common Stock other than regular cash dividends, the Committee will make an equitable substitution or proportionate adjustment, in the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to any RSUs outstanding under this award for such corporate events.
Other Equitable Adjustments:
The Committee may make adjustments to the award as it deems to be equitable or appropriate, to maintain the intended purpose of the award in light of changed circumstances, which may include unusual or non-recurring events affecting the Firm, its organization or structure, or its financial statements resulting from changes in accounting methods, practices or policies, changes in capital structure by reason of legal or regulatory requirements and such other changed circumstances.
Interpretation/Administration: The Committee or its nominee has sole and complete authority to interpret and administer this Award Agreement, including, without limitation, the power to (i) interpret the Plan and the terms of this Award Agreement; (ii) determine the reason for termination of employment; (iii) determine application of the post-employment obligations and cancellation and recovery provisions; (iv) decide all claims arising with respect to this award; and (v) delegate such authority as it deems appropriate. Any determination contemplated hereunder by the Committee, the Firm, the Director of Human Resources or their respective nominees shall be binding on all parties.
Notwithstanding anything herein to the contrary, the determinations of the Director of Human Resources, the Firm, the Committee and their respective nominees under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Committee, the Firm, the Director of Human Resources and their respective nominees shall be entitled to make non-uniform and selective determinations and modifications under Award Agreements and the Plan.
Amendment: The Committee or its nominee reserves the right to amend this Award Agreement in any manner, at any time and for any reason; provided, however, that no such amendment shall materially adversely affect your rights under this Award Agreement without your consent except to the extent that the Committee or its nominee considers advisable to (x) comply with applicable laws or changes in or interpretation of applicable laws, regulatory requirements and accounting rules or standards and/or (y) make a change in a scheduled vesting date or impose the restrictions described above under “No Ownership Rights/Other Limitations”, in either case, to the extent permitted by Section 409A of the Code if it is applicable to you. This Award Agreement may not be amended except in writing signed by the Director of Human Resources of JPMorganChase.
Severability: If any portion of the Award Agreement is determined by the Firm to be unenforceable in any jurisdiction, any court or arbitrator of competent jurisdiction or the Director of Human Resources may reform the relevant provisions (e.g., as to length of service, time, geographical area or scope) to the extent the Firm (or court/arbitrator) considers necessary to make the provision enforceable under applicable law.
Use of Personal Data: By accepting this award, you acknowledge that the Firm may process your personal data for the purposes of providing you this award (to include registration of shares and units or establishing a brokerage account on your behalf) and disclosing to third parties, such as service providers or tax and regulatory authorities (e.g., for compensation reporting and payroll tax withholding purposes). Additionally, you agree that the Firm may transfer your personal data to jurisdictions that do not afford protections equivalent to the protections in the country in which we collected your data. Where applicable law provides a right to terminate the foregoing authorization, you may do so at any time, except with respect to tax and regulatory reporting and the Firm’s legal and regulatory obligations. In the event you terminate this authorization, your award will be cancelled.
Governing Law: This award shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.
Choice of Forum: By accepting this award under the Plan, you agree (and have agreed) that to the extent not otherwise subject to arbitration under an arbitration agreement between you and the Firm, any dispute arising directly or indirectly in connection with this award or the Plan shall be submitted to arbitration in accordance with the rules of the American Arbitration Association if so elected by the Firm in its sole discretion. In the event such a dispute is not subject to arbitration for any reason, you agree to accept the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York with respect to any judicial proceeding in connection with this award or the Plan. You waive, to the fullest extent permitted by law, any objection to personal jurisdiction or to the laying of venue of such dispute and further agree not to commence any action arising out of or relating to this award or the Plan in any other forum.
Waiver of Jury Trial/Class Claims: By accepting this award, you agree, with respect to any claim brought in connection with your employment with the Firm in any forum (i) to waive the right to a jury trial and (ii) that any judicial proceeding or arbitration claim will be brought on an individual basis, and you hereby waive any right to submit, initiate, or participate in a representative capacity or as a plaintiff, claimant or member in a class action, collective action, or other representative or joint action.
Litigation: By accepting any award under the Plan, you agree (and have agreed) that in any action or proceeding by the Firm (other than a derivative suit in the right of the Firm) to enforce the terms and conditions of this Award Agreement or any other Award Agreement where the Firm is the prevailing party, the Firm shall be entitled to recover from you its reasonable attorney fees and expenses incurred in such action or proceeding. In addition, you agree that you are not entitled to, and agree not to seek, advancement of attorney fees and indemnification under the Firm’s By-Laws in the event of such a suit by the Firm.
Non-transferability: Neither this award or any other outstanding awards of RSUs, nor your interests or rights in any such awards, shall be assigned, pledged, transferred, hedged, hypothecated or subject to any lien. An award may be transferred following your death by will, the laws of descent or by a beneficiary designation on file with the Firm.
Definitions
“Cause” means a determination by the Firm that your employment terminated as a result of your (i) violation of any law, rule or regulation (including rules of self-regulatory bodies) related to the Firm’s business, (ii) indictment or conviction of a felony, (iii) commission of a fraudulent act, (iv) violation of the JPMorganChase Code of Conduct or other Firm policies or misconduct related to your duties to the Firm (other than immaterial and inadvertent violations or misconduct), (v) grossly inadequate performance of the duties associated with your position or job function or failure to follow reasonable directives of your manager, or (vi) any act or failure to act that is injurious to the interests of the Firm or its relationship with a customer, client or an employee.
“Firm Reported ROTCE” means the Firm’s percentage return on tangible common equity for each calendar year for 2026, 2027 and 2028.
“Line of Business” means a business unit of the Firm (or one or more business units designated below under the definition “Line of Business Financial Threshold” of the Commercial & Investment Bank). All Corporate Functions (including the functions of the Chief Investment Office) are considered a single Line of Business.
“Line of Business Financial Threshold” means the financial threshold set forth below for the following Lines of Business based on the Firm’s management reporting system:
Asset & Wealth Management: Annual negative pre-tax pre-provision income1
Card and Auto: Annual negative pre-tax pre-loan loss reserve income2
Commercial & Investment Bank: Annual negative pre-tax pre-provision income1 for CIB overall or annual negative allocated product revenues (excluding XVA) for:
•Fixed Income
•Equities
•Securities Services
•Global Banking
•Payments
Consumer Banking, J.P. Morgan Wealth Management and Business Banking: Annual negative pre-tax pre-loan loss reserve income2
Corporate Functions (including Chief Investment Office): Annual negative pre-tax pre-provision income1 at the Firm level
Home Lending: Annual negative pre-tax pre-loan loss reserve income2
1Pre-tax pre-provision income means Revenue less Expenses
2Pre-tax pre-loan loss reserve income means Revenue less (Expenses plus Net Charge-offs)